Investor Relations:

Marty Tullio, Managing Partner

McCloud Communications, LLC

949.553.9748

marty@mccloudcommunications.com

CNS Response Completes $2 million Financing

Aliso Viejo, Calif., September 16, 2013 – CNS Response, Inc. (OTCBB: CNSO)

CNS Response today announced the completion of a private placement of $2 million from the sale of common stock at $.25 per share, resulting in the issuance of 8 million shares of common stock. Of the shares sold, 3,850,000 were purchased by Directors, Officers and affiliate shareholders of the Company. The remaining 4,150,000 shares were acquired by new investors and repeat investors, in each case qualified to participate in private placements pursuant to SEC rules.

The use of proceeds for these funds includes the continued expansion of the PEER Interactive military trial, which now has 41 physician sub-investigators operating at Walter Reed and Fort Belvoir, Virginia.

The securities sold in the above-reference private placement have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and may not be sold in the United States absent registration or an exemption from registration under the Securities Act.

About CNS Response:

CNS Response provides reference data and analytic tools for clinicians and researchers in psychiatry. Treatment for mental disorders has doubled in the last 20 years and use of psychotropic medications has grown over 400% -- but treatments fail more often than they succeed and over 17 million Americans have failed two or more medication therapies for their mental disorder. The company’s Psychiatric EEG Evaluation Registry, or PEER Online, is a registry and reporting platform that allows medical professionals to exchange treatment outcome data for patients referenced to objective neurophysiology data obtained through a standard electroencephalogram (EEG). Based on the company’s original physician-developed database, there are now approximately 36,000 outcomes from 9,400 unique patients in the PEER registry. The objective of PEER Online is to reduce trial and error pharmacotherapy, the dominant approach for treatment resistant patients.

To read more about the benefits of this patented technology for patients, physicians and payers, please visit www.cnsresponse.com. Medical professionals interested in learning more can contact CNS Response at PEERinfo@cnsresponse.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

Except for the historical information contained herein, the matters discussed are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. These forward-looking statements involve risks and uncertainties as set forth in the Company's filings with the Securities and Exchange Commission. These risks and uncertainties could cause actual results to differ materially from any forward-looking statements made herein.

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